EXHIBIT 99.1

For Immediate Release:

Contact: Carlo Bertolini
Republic Airways Holdings
Tel. (317) 484-6069

Republic Airways to Acquire Midwest Airlines

Indianapolis, Indiana, (June 23, 2009) – Republic Airways Holdings (NASDAQ/NM: RJET) today announced that it is acquiring Milwaukee-based Midwest Airlines from TPG Capital, a Fort Worth, Texas-based private equity firm. The transaction is subject to customary regulatory approvals and is expected to close in four to six weeks.

Republic will acquire 100% of the equity of Midwest and TPG’s $31 million secured note from Midwest. Consideration will be $6 million in cash and a $25 million, five-year note, which may be converted to RJET stock at $10 per share. In addition, TPG will have the right to nominate a member to the Republic Board of Directors.

“This acquisition will enhance the strategic positioning of Republic Airways,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “Midwest has built a strong brand, a loyal base of customers and dedicated team of employees. We look forward to welcoming them to the Republic family and continuing the Midwest tradition of excellent customer care.”

Bedford added: “As Midwest celebrates its 25th anniversary, I want to make sure I recognize what the employees of Midwest – past and present – have built and sustained through both good and difficult times. This is a great brand built on superior customer service that will continue under new ownership.”

Under the agreement, Midwest will become a wholly owned subsidiary of Republic Airways, with the Midwest brand continuing. Midwest’s Boeing 717s will be replaced with Embraer 190 aircraft, enhancing Midwest’s ability to offer nonstop service to key destinations important to its frequent flyers.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 101 cities in 37 states, Canada and Mexico through airline services agreements with seven U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect, Mokulele Airlines and US Airways Express. The airlines currently employ approximately 4,500 aviation professionals and operate 212 regional jets.

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.